UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2023 (January 23, 2023)

Oaktree Specialty Lending Corporation

(Exact name of Registrant as specified in its charter)

Delaware	814-00755	26-1219283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South Grand Avenue, 28th Floor Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 830-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	OCSL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

A&R Advisory Agreement

On January 23, 2023, in connection with the consummation of the Mergers (as defined below), Oaktree Specialty Lending Corporation, a Delaware corporation (“OCSL”), entered into a second amended and restated investment advisory agreement (the “A&R Advisory Agreement”) with Oaktree Fund Advisors, LLC (the “Adviser”). The A&R Advisory Agreement amends and restates the existing investment advisory agreement, dated as of March 19, 2021, by and between OCSL and the Adviser (the “Current Advisory Agreement”) to (1) waive an aggregate of $9.0 million of base management fees otherwise payable to the Adviser as follows: $6.0 million at a rate of $1.5 million per quarter (with such amount appropriately prorated for any partial quarter) in the first year following closing of the Mergers and $3.0 million at a rate of $750,000 per quarter (with such amount appropriately prorated for any partial quarter) in the second year following closing of the Mergers and (2) revise the calculation of the incentive fees to eliminate certain unintended consequences of the accounting treatment of the Mergers on the incentive fees payable to the Adviser.

Under the A&R Advisory Agreement, the definition of “Pre-Incentive Fee Net Investment Income” (from which the incentive fee on income is calculated) was amended to exclude any amortization or accretion of any purchase premium or purchase discount to interest income resulting solely from merger-related accounting adjustments in connection with the assets acquired in the Mergers, including any premium or discount paid for the acquisition of such assets, solely to the extent that the inclusion of such merger-related accounting adjustments, in the aggregate, would result in an increase in Pre-Incentive Fee Net Investment Income. In addition, under the A&R Advisory Agreement, the calculation of realized capital gains, realized capital losses and unrealized capital depreciation (from which the incentive fee on capital gains is calculated) was amended to (1) not include any such amounts resulting solely from merger-related accounting adjustments in connection with the assets acquired in the Mergers, including any premium or discount paid for the acquisition of such assets, solely to the extent that the inclusion of such merger-related accounting adjustments, in the aggregate, would result in an increase in the incentive fee on capital gains and (2) include any such amounts associated with the investments acquired in the Mergers for the period from August 6, 2018 to the date of closing of the Mergers, solely to the extent that the exclusion of such amounts, in the aggregate, would result in an increase in the incentive fee on capital gains.

None of the other terms changed in the A&R Advisory Agreement as compared to the Current Advisory Agreement, and the services to be provided by the Adviser and the term of the agreement remain the same.

The description above is only a summary of the material provisions of the A&R Advisory Agreement and is qualified in its entirety by reference to a copy of the A&R Advisory Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K.

OSI2 Citibank Facility

On January 23, 2023, as a result of the consummation of the Mergers, OCSL became party to the OSI2 Citibank Facility (as described below).

OSI 2 Senior Lending SPV, LLC (“OSI 2 SPV”), OCSL’s wholly-owned and consolidated subsidiary, is party to a loan and security agreement dated as of July 26, 2019, which was subsequently amended on September 20, 2019, July 2, 2020, December 31, 2020, March 31, 2021 and December 2, 2022 (as amended, the “OSI2 Citibank Loan Agreement”), with the lenders from time to time party thereto and the other parties referenced below. Under the terms of the OSI2 Citibank Loan Agreement, OCSL serves as the collateral manager and seller and OSI 2 SPV serves as borrower with Citibank, N.A., as administrative agent, and Deutsche Bank Trust Company Americas, as collateral agent.

The OSI2 Citibank Loan Agreement provides for a senior secured revolving credit facility (the “OSI2 Citibank Facility”) of up to $250 million (the “Citibank Maximum Commitment”) in aggregate principal amount, subject to the lesser of (i) the borrowing base, which is an amount based on advance rates that vary depending on the class of assets and the value assigned to such assets under the OSI2 Citibank Loan Agreement and (ii) the Citibank Maximum Commitment. The OSI2 Citibank Facility has a reinvestment period through May 26, 2023 (the “Reinvestment Period”), during which advances may be made, and matures on January 26, 2025. Following the Reinvestment Period, OSI 2 SPV will be required to make certain mandatory amortization payments. Borrowings under the OSI2 Citibank Facility bear interest payable quarterly at a rate per year equal to (a) in the case of a lender that is identified as a conduit lender under the OSI2 Citibank Loan Agreement, the lesser of (i) the applicable commercial paper rate for such conduit lender and (ii) the London Interbank Offered Rate (“LIBOR”) for a three month maturity and (b) for all other lenders under the OSI2 Citibank Facility, LIBOR, plus, in each case, an applicable spread. During the Reinvestment Period, the applicable spread is the greater of (i) a weighted average rate of (x) 1.65% per year for broadly syndicated loans and (y) 2.25% per year for all other eligible loans and (ii) 1.85%. After the Reinvestment Period, the applicable spread is 3.00% per year. There is also a non-usage fee of 0.50% per year thereafter on the unused portion of the OSI2 Citibank Facility, payable quarterly; provided that if the unused portion of the OSI2 Citibank Facility is greater than 30% of the commitments under the OSI2 Citibank Facility, the non-usage fee will be based on an unused portion of 30% of the commitments under the OSI2 Citibank Facility.

The OSI2 Citibank Facility is secured by a first priority security interest in substantially all of OSI 2 SPV’s assets.

As part of the OSI2 Citibank Facility, OSI 2 SPV is subject to certain limitations as to how borrowed funds may be used and the types of loans that are eligible to be acquired by OSI 2 SPV including restrictions on sector concentrations, loan size, tenor and minimum investment ratings (or estimated ratings). The OSI2 Citibank Facility also contains certain requirements relating to interest coverage, collateral quality and portfolio performance, certain violations of which could result in the acceleration of the amounts due under the OSI2 Citibank Facility.

Under the OSI2 Citibank Facility, OCSL and OSI 2 SPV, as applicable, have made customary representations and warranties, and are required to comply with various affirmative and negative covenants, reporting requirements and other customary requirements for similar credit facilities.

OSI 2 SPV’s borrowings are non-recourse to us but are considered borrowings of us for purposes of complying with the asset coverage requirements under the Investment Company Act of 1940, as amended.

As of January 23, 2023, OCSL had $225.0 million outstanding under the OSI2 Citibank Facility.

The description above is only a summary of the material provisions of the OSI2 Citibank Facility and is qualified in its entirety by reference to the OSI2 Citibank Facility, which is filed as Exhibits 10.2 through 10.7 to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

Upon the effectiveness of the A&R Advisory Agreement, the Current Advisory Agreement and that certain letter agreement, dated as of September 14, 2022, by and between OCSL and the Adviser were terminated.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 23, 2023, OCSL completed its previously announced acquisition of Oaktree Strategic Income II, Inc. (“OSI2”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 14, 2022, by and among OSI2, OCSL, Project Superior Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of OCSL (“Merger Sub”), and, solely for the limited purposes set forth therein, the Adviser. Pursuant to the Merger Agreement, Merger Sub was first merged with and into OSI2, with OSI2 as the surviving corporation (the “Merger”), and, immediately following the Merger, OSI2 was then merged with and into OCSL, with OCSL as the surviving company (together with the Merger, the “Mergers”).

In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of OSI2 common stock was converted into the right to receive 0.9115 shares of OCSL common stock (with OSI2’s stockholders receiving cash in lieu of fractional shares of OCSL common stock). As a result of the Mergers, OCSL issued an aggregate of approximately 15,860,200 shares of its common stock to former OSI2 stockholders.

The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed by OCSL as Exhibit 2.1 to its Current Report on Form 8-K filed on September 15, 2022.

Item 7.01.	Regulation FD Disclosure.

The adjusted net asset value per share of OCSL common stock as of January 20, 2023 was estimated to be $19.88 after giving effect to the 1-for-3 reverse stock split of its common stock that will be effective for purposes of trading as of the opening of business on January 23, 2023, and the adjusted net asset value per share of OSI2 common stock as of January 20, 2023 was estimated to be $18.12.

The net asset value determinations described in this report were made pursuant to the requirements of, and solely for the purposes of, the Merger Agreement. The net asset value was not reviewed or approved for purposes of financial statement preparation or as part of a comprehensive statement of OCSL’s or OSI2’s financial results. The adjusted net asset value per share of OCSL common stock as of January 20, 2023 may not be indicative of the actual net asset value per share of OCSL as of December 31, 2022 or March 31, 2023.

On January 23, 2023, OCSL issued a press release announcing the completion of the Mergers. A copy of this press release is attached hereto as Exhibit 99.1.

The information disclosed under this Item 7.01 is being “furnished” and is not deemed “filed” by OCSL for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor is it deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amended and Restated Investment Advisory Agreement, dated as of January 23, 2023, between the Registrant and Oaktree Fund Advisors, LLC.

10.2	Loan and Security Agreement, dated as of July 26, 2019, by and among the Registrant (as successor-in-interest by merger to Oaktree Strategic Income II, Inc.), OSI 2 Senior Lending SPV, LLC, each of the lenders from time to time party thereto, Citibank, N.A. and Deutsche Bank Trust Company Americas.

10.3	First Amendment to Loan and Security Agreement, dated as of September 20, 2019, by and among the Registrant (as successor-in-interest by merger to Oaktree Strategic Income II, Inc.), OSI 2 Senior Lending SPV, LLC, each of the lenders from time to time party thereto, Citibank, N.A. and Deutsche Bank Trust Company Americas.

10.4	Second Amendment to Loan and Security Agreement, dated as of July 2, 2020, by and among the Registrant (as successor-in-interest by merger to Oaktree Strategic Income II, Inc.), OSI 2 Senior Lending SPV, LLC, each of the lenders from time to time party thereto, and Citibank, N.A.

10.5	Third Amendment to Loan and Security Agreement, dated as of December 31, 2020, by and among the Registrant (as successor-in-interest by merger to Oaktree Strategic Income II, Inc.), OSI 2 Senior Lending SPV, LLC, and Citibank, N.A.

10.6	Fourth Amendment to Loan and Security Agreement, dated as of March 31, 2021, by and among the Registrant (as successor-in-interest by merger to Oaktree Strategic Income II, Inc.), OSI 2 Senior Lending SPV, LLC, and Citibank, N.A.

10.7	Fifth Amendment to Loan and Security Agreement, dated as of December 2, 2022, by and among the Registrant (as successor-in-interest by merger to Oaktree Strategic Income II, Inc.), OSI 2 Senior Lending SPV, LLC, and Citibank, N.A.

99.1	Press release of Oaktree Specialty Lending Corporation dated January 23, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAKTREE SPECIALTY LENDING CORPORATION

Date: January 23, 2023	By:	/s/ Christopher McKown
Name: Christopher McKown
Title: Chief Financial Officer and Treasurer